Exhibit 99.4

SENSEI BIOTHERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 17, 2026, Sensei Biotherapeutics, Inc. (the “Company”) acquired Faeth Holdings Therapeutics, Inc. (“Faeth HoldCo”) and its wholly owned subsidiary Faeth Therapeutics, LLC (“Faeth Subsidiary” and, together with Faeth HoldCo, “Faeth Therapeutics” or “Faeth”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 17, 2026, by and among the Company, its merger subsidiaries, Faeth HoldCo and Faeth Subsidiary (such transaction, the “Acquisition”).

Under the terms of the Merger Agreement, the Company issued to the stockholders of Faeth an aggregate of 10,497.0980 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), representing 10,497,098 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations. The outstanding warrant to purchase shares of Faeth Subsidiary capital stock was converted into a warrant to purchase an aggregate of 2.1020 shares of Series B Preferred Stock, representing a warrant to purchase 2,102 shares of Common Stock on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations. In addition, all outstanding options to purchase Faeth Subsidiary common stock were assumed by the Company and were converted into options to purchase an aggregate of 252,210 shares of Common Stock (the “Assumed Options”). In connection with the Acquisition, stock options to purchase 6,338,670 shares of Faeth common stock, held by certain Faeth employees, were immediately exercised by the Faeth employees, of which 5,021,724 options had their vesting accelerated. Faeth HoldCo paid $14.8 million to cover tax liabilities created by such exercise of the options.

Concurrently with the acquisition of Faeth Therapeutics, on February 17, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with new and returning investors to raise $200.0 million of gross proceeds in which investors were issued an aggregate of 14,440.395 shares of Series B Preferred Stock, or 14,440,395 on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations, (the “PIPE Securities”) at a price of $13,850 per share, or $13.85 per share on an as-converted-to-common basis, (collectively, the “Financing”). The Financing closed on February 20, 2026.

Subject to the receipt of stockholder approval of the Parent Stockholder Matters (as defined in the Merger Agreement), each share of Series B Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain beneficial ownership limitations established by each holder. As a result of the transactions, equityholders of the Company immediately prior to the acquisition owned approximately 4.9% of the Common Stock, equityholders of Faeth Therapeutics immediately prior to the acquisition owned approximately 40.6% of the Common Stock and investors in the Financing owned approximately 54.5% of the Common Stock, in each case, calculated on a fully-diluted, as-converted-to-common basis (and without giving effect to any beneficial ownership limitations) using the treasury stock method and based on the implied equity values of the Company and Faeth Therapeutics.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may result from the Acquisition.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between the preliminary accounting and estimates reflected in the unaudited pro forma condensed combined financial information and the final accounting and estimates may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined Company’s future results of operations and financial position.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies of the two companies. Following the Acquisition, management will conduct a final review of the Company’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Faeth’s results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and presents the combined historical consolidated financial position and consolidated results of operations of the Company and the historical combined financial position and results of operations of Faeth, adjusted to give effect to (i) the Acquisition and the Financing and (ii) the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Acquisition and Financing, based on the historical financial statements and accounting records of the Company and Faeth after giving effect to the Acquisition and Financing and the related pro forma adjustments as described in the notes included below.

The unaudited pro forma combined statements of operations for the year ended December 31, 2025 combine the historical statements of operations of the Company and Faeth, giving effect to the Acquisition and Financing as if they had occurred on January 1, 2025. The unaudited pro forma condensed combined balance sheet data assumes that the Acquisition and Financing took place on December 31, 2025, and combines the historical balance sheets of the Company and Faeth as of such date.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of the Company and Faeth, and the Company’s management’s discussion and analysis of financial condition and results of operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026, and the Company’s Current Report on Form 8-K/A, filed with the SEC on April 14, 2026.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with the following:

(i)	The accompanying notes to the unaudited pro forma condensed combined financial statements.

(ii)	The historical audited financial statements of the Company and the related notes included in its Annual Report on Form 10-K as of and for the year ended December 31, 2025;

(iii)	The historical audited financial statements of Faeth and the related notes as of and for the year ended December 31, 2025 included in this Form 8-K/A;

(iv)	The Current Report on Form 8-K/A of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(in thousands)

	Historical Sensei Biotherapeutics, Inc.	Historical Faeth Therapeutics, Inc.	Transaction Accounting Adjustments	Note References	Pro Forma Combined Sensei Biotherapeutics, Inc.
Assets
Current assets:
Cash and cash equivalents	$8,668	$20,392	$164,820	A	$193,880
Prepaid expenses and other current assets	231	789			1,020
Marketable securities	12,516	—			12,516
Other current assets	92	—			92

Total current assets	21,507	21,181	164,820		207,508

Right-of-use assets—operating leases, net	1,294	—			1,294
Right-of-use assets—financing leases, net	1	—			1
Property and equipment, net	82	10			92
Prepaid expenses and other noncurrent assets	—	35			35
Restricted cash	—	48			48
Other non-current assets	18	—			18

Total assets	$22,902	$21,274	$164,820		$208,996

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,481	$3,188			$4,669
Compensation and employee benefits liabilities	1,320	—			1,320
Operating lease liabilities, current	1,370	—			1,370
Financing lease liabilities, current	80	—			80

Total current liabilities	4,251	3,188	—		7,439

Operating lease liabilities, non-current	59	—			59
Other long-term liabilIties	—	1			1

Total liabilities	$4,310	$3,189	$—		$7,499
Commitments and contingencies
Redeemable convertible preferred stock	—	90,708	237,490	B	328,198
Stockholders’ Deficit:
Common stock	—	1	(1)	C	-
Additional paid-in capital	301,728	5,046	(2,807)	C	303,967
Accumulated deficit	(283,137)	(77,670)	(69,862)	C	(430,669)
Accumulated other comprehensive loss	1	—			1

Total stockholders’ (deficit) equity	18,592	(72,623)	(72,670)		(126,701)

Total liabilities, convertible preferred stock and stockholders’ deficit	$22,902	$21,274	$164,820		$208,996

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	Historical Sensei Biotherapeutics, Inc.	Historical Faeth Therapeutics, Inc.	Transaction Accounting Adjustments	Note References	Pro Forma Combined Sensei Biotherapeutics, Inc.
Operating expenses:
Research and development	$10,960	$11,981	$13,823	D	$36,764
General and administrative	11,328	4,334	18,181	E	33,843
Acquired in-process research and development	—	—	129,537	F	129,537

Total operating expenses	22,288	16,315	161,541		200,144

Loss from operations	$(22,288)	$(16,315)	$(161,541)		$(200,144)

Other income (expense), net:
Interest income	1,239	362	—		1,601
Interest expense	(32)	—	—		(32)
Other expense, net	(4)	(72)	—		(76)

Total other income, net	1,203	290			1,493

Net loss	$(21,085)	$(16,025)	$(161,541)		$(198,651)

Net loss per share—basic and diluted	$(16.72)				$(157.56)

Weighted-average common stock outstanding—basic and diluted	$1,260,772				$1,260,772

Comprehensive loss:
Net loss	$(21,085)	$(16,025)	$(161,541)		$(198,651)
Other comprehensive items:
Unrealized gain on marketable securities	14	—	—		14

Total other comprehensive income	14	—	—		14

Total comprehensive loss	$(21,071)	$(16,025)	$(161,541)		$(198,637)

SENSEI BIOTHERAPEUTICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

Description of the Transactions

On February 17, 2026, the Company acquired Faeth through the Acquisition. Upon consummation of the Acquisition, the Company issued to the stockholders of Faeth HoldCo an aggregate of 10,497.0980 shares of Series B Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock, subject to stockholder approval of the Parent Stockholder Matters and beneficial ownership limitations. Pursuant to the terms of the Merger Agreement, each option to purchase Faeth Subsidiary common stock was assumed by the Company and was converted into an option, as applicable, to purchase Common Stock and the warrant to purchase Faeth Subsidiary common stock was converted into a warrant to purchase Series B Preferred Stock. Once exercisable, the Assumed Options will be exercisable for an aggregate of 252,210 shares of Common Stock.

On February 17, 2026, the Company entered into the Purchase Agreement with new and returning investors, pursuant to which the Company agreed to sell an aggregate of 14,440.395 shares of Series B Preferred Stock for an aggregate cash purchase price of approximately $200.0 million. Each share of Series B Preferred Stock is convertible into 1,000 shares of Common Stock, subject to stockholder approval of the Parent Stockholder Matters and beneficial ownership limitations. The closing of the Financing occurred on February 20, 2026.

Pursuant to the Merger Agreement, the Company has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration, among other matters: (i) the approval of the conversion of shares of Series B Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC, (ii) the approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b), and (iii) the amendment of the Company’s certificate of incorporation to authorize an increase of up to 300,000,000 shares of Common Stock.

Basis of Presentation

The unaudited pro forma condensed combined financial information was preliminarily prepared with the Acquisition being accounted for as an asset acquisition with the Company as the accounting acquirer. Upon completion of the Acquisition and Financing, the Company obtained control of Faeth’s assets, consisting primarily of cash and in-process research and development (“IPR&D”).

In accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), under the asset acquisition method of accounting, the assets acquired and liabilities assumed are recognized and measured at fair value and no goodwill is recorded or recognized. Acquired IPR&D that has no future alternative use is expensed at the time of acquisition.

The unaudited pro forma condensed combined financial statements have been prepared based on the Company’s and Faeth’s historical financial information, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on January 1, 2025 for the purposes of the unaudited pro forma condensed combined statements of operations, and as of December 31, 2025, for purposes of the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflecting the consummation of the Acquisition and the Financing are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, anticipated synergies, operating efficiencies, tax savings, or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that the Company and Faeth would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Acquisition.

Note 2. Estimated consideration and preliminary purchase price allocation

The estimated fair value of the consideration transferred of $147.6 million is summarized as follows (in thousands):

Assumed Options (1)	$2,239
Series B Preferred Stock (2)	145,384

Total consideration transferred	$147,623

(1)	Reflects the portion of the acquisition date fair-value based measure of the Assumed Options that relates to the pre-combination service period.
(2)	The fair value of the consideration transferred was measured using the price per share the investors paid as part of the Financing.

The following table summarizes the allocation of the estimated fair value of the consideration transferred to the net assets acquired and is based on the Faeth balance sheet as of December 31, 2025:

Assets acquired:
Cash and cash equivalents	$20,392
Property and equipment	10
Prepaid expenses and other assets	872

Total assets acquired	21,274
Liabilities assumed:
Accounts payable	744
Accrued expenses and other current liabilities	2,444

Total liabilities assumed	3,188

Net assets acquired	$18,086

In-process research and development	129,537

Total consideration transferred	$147,623

Note 3. Transaction accounting adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the Acquisition to confirm these estimates or make adjustments in the final purchase price allocation, as necessary. The transaction adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.

Reflects the recording of (i) gross proceeds from the Financing and the payment of transaction costs associated with the asset acquisition of Faeth and the Financing and (ii) the cash paid to settle the tax liability associated with the accelerated option exercises (in thousands):

Gross proceeds from Financing	$200,000
Payment of cash transaction costs	(20,364)
Tax gross-up payments	(14,816)

Pro forma adjustment	$164,820

B.

Reflects the recording of the (i) elimination of Faeth historical redeemable convertible preferred stock balance, (ii) issuance of 10,497 of the Company’s shares of Series B Preferred Stock to Faeth stockholders, and (iii) issuance of 14,440 of the Company’s shares of Series B Preferred Stock as a result of the Financing, which resulted in net cash proceeds of $182.8 million (in thousands, except share amounts):

	Series B Preferred Stock
	Shares	Amount
Elimination of Faeth’s historical redeemable convertible preferred stock	(41,564,510)	$(90,708)
Issuance of Series B Preferred Stock to Faeth’s stockholders	10,497	145,384
Issuance of Series B Preferred Stock related to the Financing	14,440	182,814

Pro forma adjustment	(41,539,573)	$237,490

C.

Reflects the recording of the (i) elimination of Faeth’s historical equity balances, and (ii) exchange of Faeth stock options for the Assumed Options, which is reflected as consideration, (iii) the immediate expensing of acquired Faeth IPR&D as it has no future alternative use, (iv) the expensing of transaction costs associated with the Acquisition, and (v) payment to settle the tax liability associated with the accelerated option exercises (in thousands, except share amounts):

	Common Stock
	Shares	Amount	Additional paid-in-capital	Accumulated deficit	Total
Elimination of Faeth’s historical equity balances as of December 31, 2025	(5,199,567)	$(1)	$(5,046)	$77,670	$72,623
Exchange of Faeth options for stock options of the Company	—	—	2,239	—	2,239
Expensing of acquired IPR&D	—	—	—	(129,537)	(129,537)
Expensing of Company transaction costs	—	—	—	(3,179)	(3,179)
Tax gross-up payments	—	—	—	(14,816)	(14,816)

Pro forma adjustment	(5,199,567)	$(1)	$(2,807)	$(69,862)	$(72,670)

D.	Represents compensation-related costs associated with the Acquisition that are reflected within research and development expense, summarized as follows (in thousands):

Stock-based compensation expense related to the accelerated vesting of Faeth stock options	$4,781
Tax gross-up payments related to the accelerated vesting of Faeth stock options	8,311
Compensation expense for Assumed Options attributable to post-combination services (1)	731

Pro forma adjustment	$13,823

(1)	Pro forma compensation expense for the Assumed Options has been calculated using the acquisition-date fair value of the Assumed Options.

E.	Represents transaction-related and compensation-related costs associated with the Acquisition that are reflected within general and administrative expense, summarized as follows (in thousands):

Estimated transaction costs to be incurred subsequent to December 31, 2025 (1)	$3,179
Stock-based compensation expense related to the accelerated vesting of Faeth stock options	8,176
Tax gross-up payments related to the accelerated vesting of Faeth stock options	6,505
Compensation expense for Assumed Options attributable to post-combination services (2)	321

Pro forma adjustment	$18,181

(1)

The transaction costs are expensed as incurred as substantially all of the value acquired is within the Faeth IPR&D asset that has no alternative future use. These transaction costs will not affect the Company’s statement of operations beyond the 12 months after the Acquisition.

(2)	Pro forma compensation expense for the Assumed Options has been calculated using the acquisition-date fair value of the Assumed Options.

F.

Reflects the recognition of $129.5 million of in-process research and development expense related to the acquired programs that had no alternative future use at the time of acquisition which requires immediate expense recognition.